QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 24, 2003

UnitedGlobalCom, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-496-58	84-1602895
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

4643 South Ulster Street, Suite 1300, Denver, CO 80237
(Address of Principal Executive Office)

(303) 770-4001
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

        On November 24, 2003, UnitedGlobalCom, Inc.'s (the "Company") wholly-owned subsidiary, Old UGC, Inc. ("Old UGC"), which principally owns the Company's interests in Latin America and Australia, reached an agreement with the Company, IDT United, Inc. ("IDT United") (in which the Company has a 94% fully diluted interest and a 33% common equity interest) and the unaffiliated stockholders of IDT United on terms for the restructuring of Old UGC's outstanding 10.75% Senior Discount Notes (the "Old UGC Notes").

        The outstanding principal balance of the Old UGC Notes is $1.262 billion. Of this amount, the Company holds approximately $638 million directly and IDT United holds approximately $599 million. Third parties hold approximately $25 million of the Old UGC Notes. The agreement and related transactions, if implemented, would result in the acquisition by Old UGC of the Old UGC Notes held by the Company (following cancellation of offsetting obligations) and IDT United for common stock of Old UGC. Old UGC Notes held by third parties would either be left outstanding (after cure and reinstatement) or acquired for Class A Common Stock of the Company (or, at the Company's election, for cash). Subject to consummation of the transactions contemplated by the agreement, the Company expects to acquire the interests of the unaffiliated stockholders in IDT United for Class A Common Stock of the Company and/or cash, at the Company's election, in which case Old UGC would continue to be wholly owned by the Company. The value of any Class A Common Stock to be issued by the Company in these transactions is not expected to exceed $45 million.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ ELLEN P. SPANGLER Ellen P. Spangler Senior Vice President

Date: November 26, 2003

QuickLinks

  Item 5. Other Events and Regulation FD Disclosure.
SIGNATURE